Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-158268 on Form S-3 and Registration Statements Nos. 033-63793, 333-27501, 333-31065, 333-67155, 333-86223, 333-31162, 333-60616, 333-62378, 333-107081, 333-134130, 333-157988 and 333-157990 on Form S-8 of our reports dated February 26, 2010 with respect to the consolidated financial statements and financial statement schedule of Pinnacle Entertainment, Inc. and the effectiveness of internal control over financial reporting of Pinnacle Entertainment, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Las Vegas, Nevada
February 26, 2010